Exhibit 3.66

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 01/18/1996
960016894-2583322

CERTIFICATE OF INCORPORATION

OF

PANEL INTERNATIONAL S.A.

1. The name of the corporation is:

Panel International S.A.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of common stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand (1,000.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6a. The name and mailing address of the incorporator is:

A. S. Gardner
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

6b. The name and mailing address of the director is:

Theodore J. Theophilos
150 North Martingale Road
Schaumburg, Illinois 60173-2076

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of January, 1996.

/s/ A. S. Gardner
A.S. Gardner